FOR IMMEDIATE RELEASE	Exhibit 99.1

For:	United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company reports Third Quarter 2003 results

•	Third quarter net income totaled $14.3 million, or $1.31 per share

•	Third quarter net operating income* increased to $1.33 per share

•	Third quarter total revenues increased 11 percent to $146.1 million

•	Book value of $34.78 per share as of September 30, 2003

CEDAR RAPIDS, IA – October 30, 2003 – United Fire & Casualty Company (Nasdaq: UFCS) today reported third quarter 2003 net income of $14.3 million, or $1.31 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment losses (before tax) of $.3 million. Net income for the third quarter of 2002 was $2.8 million, or $.16 per share (after providing for the dividend on convertible preferred stock), which included net realized investment losses (before tax) of $3.0 million. Third quarter diluted earnings were $1.22 per share and $.16 per share for 2003 and 2002, respectively.

Net operating income for the third quarter of 2003 was $13.3 million (after providing for the dividend on convertible preferred stock), or $1.33 per share. Net operating income for the third quarter of 2002 was $3.5 million (after providing for the dividend on convertible preferred stock), or $.35 per share.

Total revenues increased by $14.2 million to $146.1 million in the third quarter of 2003, an 11 percent increase over the third quarter of 2002. Third quarter 2003 premiums earned were $118.5 million, compared to $107.3 million in the third quarter of 2002. Realized investment losses were $.3 million in the third quarter of 2003, compared to $3.0 million in the third quarter of 2002. Investment income rose to $27.6 million in the third quarter of 2003, a 2 percent increase over the third quarter of 2002. The overall improvement in total revenues was primarily the result of property and casualty premium rate increases in 2002 and the continuation of these pricing increases into 2003, as well as a decrease in investment write-downs as compared to the prior year.

Pre-tax catastrophe losses, net of reinsurance, of $4.15 million for the third quarter of 2003 added 3.7 points to the combined ratio, with an after-tax earnings impact of $.27 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $4.06 million for the third quarter of 2002 added 4.0 points to the combined ratio, with an after-tax earnings impact of $.26 per share. We do not have direct exposure to the wildfires that are currently burning in Southern California.

“Our performance was solid in the third quarter of 2003, with a continuation of strong gains in our operating results,” said President and CEO John A. Rife. “Both our property and casualty segment and life segment produced significant financial results in the third quarter. We were also fortunate to experience catastrophe losses that were lower than anticipated, consistent with the same period last year. Investment results improved slightly in the third quarter, and we will maintain our conservative approach to the management of investments.”

* Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measures in the “Non-GAAP Financial Measures” section at the end of this release.

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Results (In thousands, except per share data and number of shares)	2003	2002	2003	2002
Revenues
Net premiums written	$120,436	$112,551	$366,741	$340,548

Net premiums earned	$118,527	$107,333	$342,458	$306,787
Investment income, net	27,608	27,085	80,293	77,865
Realized investment losses	(252)	(2,974)	(3,100)	(11,116)
Other income	218	454	1,776	1,417

Total Revenues	146,101	131,898	421,427	374,953
Benefits, Losses and Expenses
Losses and settlement expenses	74,736	80,734	214,365	213,207
Increase in liability for future policy benefits	1,502	1,097	5,374	4,472
Amortization of deferred policy acquisition costs	25,188	21,907	70,065	59,791
Other underwriting expenses	9,798	11,832	33,570	36,042
Interest on policyholders’ accounts	14,244	13,330	42,233	38,463

Total Benefits, Losses and Expenses	125,468	128,900	365,607	351,975

Income before income taxes	20,633	2,998	55,820	22,978

Federal income taxes	6,311	178	16,904	5,248

Net income	$14,322	$2,820	$38,916	$17,730

Net operating income	$14,486	$4,753	$40,931	$24,955

Net operating income after preferred dividends	$13,301	$3,513	$37,387	$23,055

Weighted average shares outstanding	10,038,127	10,037,344	10,037,776	10,036,953

Basic earnings per common share	$1.31	$0.16	$3.52	$1.58

Diluted earnings per common share	$1.22	$0.16	$3.31	$1.58

Cash dividends declared per common share	$0.19	$0.18	$0.57	$0.54

Following is a discussion of our year-to-date results.

For the first nine months of 2003, net income was $38.9 million, or $3.52 per share. For the first nine months of 2002, net income was $17.7 million, or $1.58 per share. Diluted earnings for the nine-month periods ended September 30, 2003 and 2002, were $3.31 per share and $1.58 per share, respectively. For the nine-month period ended September 30, 2003, net operating income was $37.4 million, or $3.73 per share, versus net operating income of $23.1 million, or $2.30 per share, for the nine-month period ended September 30, 2002. Net realized investment losses (before tax) were $3.1 million through September 30, 2003, compared to $11.1 million through September 30, 2002.

Pre-tax catastrophe losses for the nine-month period ended September 30, 2003, net of reinsurance, were $17.0 million, which added 5.3 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $1.10 per share. For the same period of 2002, pre-tax catastrophe losses were $9.1 million, which added 3.2 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings impact of $.59 per share.

Following is a discussion of third quarter 2003 results for each business segment.

Property and casualty insurance segment

In the third quarter of 2003, our property and casualty insurance segment’s pre-tax income was $17.2 million, compared to $1.1 million in the third quarter of 2002. The improvement in pre-tax income was the result of premium rate increases and a decrease in non-catastrophe claims frequency; however, higher deferred acquisition cost asset amortization and reduced investment income offset the improvement to some extent.

Net premiums written in the third quarter of 2003 were $112.7 million, compared to $104.8 million in the third quarter of 2002. Net premiums earned in the third quarter of 2003 were $111.0 million, compared to $100.3 million in the third quarter of 2002. The strong results in both premiums written and premiums earned is due primarily to premium rate increases in 2002 and 2003, as the number of policies in force during the third quarter of 2003 has declined from the number of policies in force during the third quarter of 2002.

The loss ratio, which includes loss adjustment expenses, was 62.3 percent for the third quarter of 2003, versus 75.6 percent for the third quarter of 2002. The improvement in the loss ratio is primarily attributable to an increase in premium rates and a decrease in non-catastrophe claims frequency. Although we have experienced a reduction in the frequency of claims, claims severity has increased in the third quarter of 2003.

The expense ratio improved to 29.0 percent in the third quarter of 2003, compared to 29.8 percent in the third quarter of 2002. This improvement was primarily the result of the continuation of the premium rate increases initiated in 2002. Because of these premium rate increases, our 2003 earned premiums increased without a corresponding increase in underwriting expenses.

Rife commented, “Our property and casualty results, excluding catastrophes, continue to reflect our pricing and underwriting discipline. We did recently decide to consolidate our personal lines business to the home office in Cedar Rapids, Iowa. Although it represents only 12 percent of our premium volume, it is still important business for us, and we believe the consolidation will give us the best opportunity to make it a profitable line. We hope to have the consolidation complete by the end of the year.”

Property & Casualty Insurance Operating Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2003	2002	2003	2002
Revenues
Net premiums written	$112,728	$104,802	$344,413	$318,817

Net premiums earned	$110,971	$100,340	$320,035	$285,625
Investment income, net	7,606	7,237	19,334	20,481
Realized investment gains (losses)	(333)	(1,097)	459	(1,577)
Other income	192	422	1,688	1,331

Total Revenues	118,436	106,902	341,516	305,860

Benefits, Losses and Expenses
Losses and settlement expenses	69,088	75,864	200,494	200,395
Amortization of deferred policy acquisition costs	23,188	19,712	62,314	52,511
Other underwriting expenses	8,941	10,225	29,323	31,465

Total Benefits, Losses and Expenses	101,217	105,801	292,131	284,371

Income before income taxes	17,219	1,101	49,385	21,489

Federal income taxes (benefit)	5,070	(493)	14,588	4,704

Net income	$12,149	$1,594	$34,797	$16,785

Life insurance segment

In the third quarter of 2003, our life insurance segment recorded pre-tax income of $3.4 million, compared to pre-tax income of $1.9 million for the third quarter of 2002. The improvement was primarily attributable to recording no investment write-downs in the third quarter of 2003, compared to investment write-downs of $2.3 million in the third quarter of 2002.

Net premiums earned in the third quarter of 2003 were $7.6 million compared to $7.0 million in the third quarter of 2002. Net investment income increased by $.2 million, or 1.0 percent, in the third quarter of 2003. As a result of recognizing no investment write-downs in the third quarter of 2003, we recorded net realized investment gains of $.1 million in the third quarter of 2003, compared to a $1.9 million net realized investment loss in the third quarter of 2002. These increases in our life insurance segment’s third quarter revenues were accompanied by reductions in its operating expenses, which are attributable to lower annuity volume in 2003 when compared to 2002.

Losses and settlement expenses, provision for liability for future policyholder benefits and other underwriting expenses decreased in the third quarter of 2003 when compared to the same period in 2002. These improvements in our life insurance segment’s quarterly results were offset by an increase in interest credited on policyholder accounts of $.9 million in the third quarter of 2003, a 6.9 percent increase over the third quarter of 2002.

Historically, the principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to accounting principles generally accepted in the United States, annuity deposits are not reflected in net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the third quarter of 2003, annuity deposits were $6.9 million, compared to $86.7 million in the third quarter of 2002. The decrease in annuities written was the result of the temporary suspension of new fixed annuity business discussed below. The annuity deposits recognized in the third quarter of 2003 were the result of business written prior to the suspension of the new fixed annuity business.

As of June 30, 2003, we temporarily suspended the sale of all new fixed annuity business. We made this decision in consideration of the difficulty we had in finding suitable investment vehicles in terms of duration and quality to fit our asset-liability matching needs. We have accumulated significant amounts of cash. While this accumulation has improved our liquidity, it has also resulted in negative spreads on new business. We believe that suitable investment vehicles will be more readily available as the economy continues to recover and interest rates continue to rise, leading to more appropriate opportunities to invest our cash.

“I’m pleased with the income our life segment generated in the third quarter despite the fact that we have suspended the sale of new fixed annuities,” Rife said. “The suspension will continue in the fourth quarter as we pursue suitable investment vehicles to match our fixed annuity liabilities. We are cautiously optimistic about the direction of the economy and hopeful for continued improvement in investment opportunities.”

Life Insurance Operating Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2003	2002	2003	2002
Revenues
Net premiums written	$7,708	$7,749	$22,328	$21,731

Net premiums earned	$7,556	$6,993	$22,423	$21,162
Investment income, net	20,002	19,848	60,959	57,384
Realized investment gains (losses)	81	(1,877)	(3,559)	(9,539)
Other income	26	32	88	86

Total Revenues	27,665	24,996	79,911	69,093
Benefits, Losses and Expenses
Losses and settlement expenses	5,648	4,870	13,871	12,812
Increase in liability for future policy benefits	1,502	1,097	5,374	4,472
Amortization of deferred policy acquisition costs	2,000	2,195	7,751	7,280
Other underwriting expenses	857	1,607	4,247	4,577
Interest on policyholders’ accounts	14,244	13,330	42,233	38,463

Total Benefits, Losses and Expenses	24,251	23,099	73,476	67,604

Income before income taxes	3,414	1,897	6,435	1,489

Federal income taxes	1,241	671	2,316	544

Net income	$2,173	$1,226	$4,119	$945

Financial condition and supplementary financial information

At September 30, 2003, our consolidated total assets were $2.4 billion, compared to $2.2 billion at December 31, 2002. Stockholders’ equity at September 30, 2003, was $349.1 million, with a book value of $34.78 per share, versus stockholders’ equity of $290.4 million, with a book value of $28.94 per share, as of December 31, 2002.

Stockholders’ equity included $81.6 million of after-tax unrealized investment gains as of September 30, 2003, compared to $52.7 million of after-tax unrealized investment gains as of December 31, 2002.

Financial Condition: (In thousands, except per share data)	September 30, 2003	December 31, 2002
Total assets	$2,354,441	$2,159,475
Total stockholders’ equity	349,129	290,433
Common stockholders’ equity per share	34.78	28.94
Total cash & investments	2,049,807	1,858,928
Statutory capital & surplus	279,810	249,375

Supplementary Financial Analysts’ Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
GAAP combined ratio:
Loss ratio	62.26%	75.61%	62.65%	70.16%
Expense ratio	28.95%	29.84%	28.63%	29.40%

Combined ratio	91.21%	105.45%	91.28%	99.56%
Statutory combined ratio:
Loss ratio	62.26%	76.03%	62.65%	70.57%
Expense ratio	31.48%	29.80%	29.69%	29.34%

Combined ratio	93.74%	105.83%	92.34%	99.91%

United Fire & Casualty Company is a regional insurer, offering personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); New Orleans, Louisiana; Denver, Colorado; and Galveston, Texas. For the eleventh consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top performing insurance companies.

For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The primary non-GAAP financial measures we utilize are net operating income, catastrophe losses and written premium. Catastrophe loss and written premium are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual. Net operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our net operating income to that of other companies.

Net operating income: The difference between net income (after providing for the dividend on the convertible preferred stock) and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses.

Quarter	Net Income (after preferred dividend)	After-tax realized losses	Net Operating Income	NI / NOI per share
2003	$13,137,000	$ 164,000	$13,301,000	$1.31 / $1.33
2002	1,581,000	1,932,000	3,513,000	0.16 / 0.35

Year to date	Net Income (after preferred dividend)	After-tax realized losses	Net Operating Income	NI / NOI per share
2003	$35,372,000	$2,015,000	$37,387,000	$3.52 / $3.73
2002	15,831,000	7,224,000	23,055,000	1.58 / 2.30

Premiums written: Premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. Premiums are reflected as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

Quarter	Premiums Written	Net change in UEP	Earned
2003	$120,436,000	$(1,909,000)	$118,527,000
2002	112,551,000	(5,218,000)	107,333,000

Year to date
2003	$366,741,000	$(24,283,000)	$342,458,000
2002	340,548,000	(33,761,000)	306,787,000

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25,000,000 or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made.

Disclosure of forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include the following: 1) the uncertainties of the loss reserving process; 2) the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; 3) the actual amount of new and renewal business; 4) the competitive environment in which we operate; 5) developments in global financial markets that could affect our investment portfolio and financing plans; 6) estimates of the financial statement impact due to regulatory actions; 7) uncertainties relating to government and regulatory policies; 8) legal developments; and 9) changing rates of inflation and other economic conditions. The words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “future,” “will be,” or “continue” and variations thereof and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.